Exhibit 99.1

Fate Therapeutics Announces the Appointment of Karin Jooss, Ph.D. to its Board of Directors

San Diego, CA – March 18, 2019 – Fate Therapeutics, Inc. (NASDAQ: FATE), a clinical-stage biopharmaceutical company dedicated to the development of programmed cellular immunotherapies for cancer and immune disorders, today announced that Karin Jooss, Ph.D. has been appointed to the Company’s Board of Directors. Dr. Jooss has more than 20 years of experience in oncology and immunology research and development, and is currently the Executive Vice President of Research and Chief Scientific Officer of Gritstone Oncology, Inc., a clinical-stage biotechnology company developing next-generation cancer immunotherapies targeting tumor-specific neoantigens.

“Karin is an accomplished leader in the research and development of novel therapeutic modalities for the treatment of cancer, and we are excited to welcome her to our Board of Directors,” said Scott Wolchko, President and Chief Executive Officer of Fate Therapeutics. “We look forward to benefiting from her immunology expertise and operational experience as we continue to leverage our proprietary iPSC product platform and bring our pipeline of universal, off-the-shelf NK cell and T-cell product candidates to patients.”

Prior to joining Gritstone in April 2016, Dr. Jooss served as head of Cancer Immunotherapeutics and Immunopharmacology at Pfizer, Inc. While at Pfizer, she built and led immuno-oncology teams within the Vaccine Immunotherapeutics department, was a member of the Vaccine Immunotherapeutics leadership team, and served as the head of the Immunopharmacology team. She launched Pfizer's first clinical cancer-vaccine program deploying a variety of vaccine platforms and immune modulators to build multi-component vaccine-based immunotherapy regimens. Prior to joining Pfizer, Dr. Jooss was at Cell Genesys from July 2001 to April 2009, most recently as Vice President of Research.

“Fate Therapeutics is at an exciting inflection point, advancing the first-ever iPSC-derived cell product into clinical development in the U.S.,” said Dr. Jooss. “The Company has built a deep pipeline of off-the-shelf cellular immunotherapies that can be delivered using novel multi-dose, multi-cycle treatment regimens and which are designed to synergize with well-established agents, such as checkpoint inhibitors and monoclonal antibodies. I am delighted to be joining the Company’s Board of Directors and to help bring these first-of-kind cell-based cancer immunotherapies to patients.”

Dr. Jooss received her diploma in theoretical medicine and a Ph.D. in molecular biology and immunology from the University of Marburg in Germany, and performed postgraduate work in gene therapy and immunology at the University of Pennsylvania. She is on the editorial board of Molecular Therapy and the Journal of Gene Medicine and is a member of the Immunology and Educational Committee of the

American Society of Gene & Cell Therapy and the Industry Task Force of the Society for Immunotherapy of Cancer.

About Fate Therapeutics’ iPSC Product Platform

The Company’s proprietary induced pluripotent stem cell (iPSC) product platform enables mass production of off-the-shelf, engineered, homogeneous cell products that can be administered in repeat doses to mediate more effective pharmacologic activity, including in combination with cycles of other cancer treatments. Human iPSCs possess the unique dual properties of unlimited self-renewal and differentiation potential into all cell types of the body. The Company’s first-of-kind approach involves engineering human iPSCs in a one-time genetic modification event and selecting a single iPSC for maintenance as a clonal master iPSC line. Analogous to master cell lines used to manufacture biopharmaceutical drug products such as monoclonal antibodies, clonal master iPSC lines are a renewable source for manufacturing cell therapy products which are well-defined and uniform in composition, can be mass produced at significant scale in a cost-effective manner, and can be delivered off-the-shelf to treat many patients. As a result, the Company’s platform is uniquely capable of addressing the limitations associated with the production of cell therapies using patient- or donor-sourced cells, which is logistically complex and expensive and is fraught with batch-to-batch and cell-to-cell variability that can affect safety and efficacy. Fate Therapeutics’ iPSC product platform is supported by an intellectual property portfolio of over 100 issued patents and 100 pending patent applications.

About Fate Therapeutics, Inc.
Fate Therapeutics is a clinical-stage biopharmaceutical company dedicated to the development of first-in-class cellular immunotherapies for cancer and immune disorders. The Company is pioneering the development of off-the-shelf cell products using its proprietary induced pluripotent stem cell (iPSC) product platform. The Company’s immuno-oncology pipeline is comprised of FATE-NK100, a donor-derived natural killer (NK) cell cancer immunotherapy that is currently being evaluated in three Phase 1 clinical trials, as well as iPSC-derived NK cell and T-cell immunotherapies, with a focus on developing next-generation cell products intended to synergize with checkpoint inhibitor and monoclonal antibody therapies and to target tumor-associated antigens. The Company’s immuno-regulatory pipeline includes ProTmune™, a pharmacologically modulated, donor cell graft that is currently being evaluated in a Phase 2 clinical trial for the prevention of graft-versus-host disease, and a myeloid-derived suppressor cell immunotherapy for promoting immune tolerance in patients with immune disorders. Fate Therapeutics is headquartered in San Diego, CA. For more information, please visit www.fatetherapeutics.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the Company’s advancement of and plans related to its product candidates, and the therapeutic and market potential of the Company’s product candidates. These and any other forward-looking statements in this release are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the

Company may cease or delay preclinical or clinical development of any of its product candidates for a variety of reasons (including requirements that may be imposed by regulatory authorities on the initiation or conduct of clinical trials or to support regulatory approval, difficulties or delays in subject enrollment in current and planned clinical trials, difficulties in manufacturing or supplying the Company’s product candidates for clinical testing, and any adverse events or other negative results that may be observed during preclinical or clinical development). For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the risks and uncertainties detailed in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to the Company’s most recently filed periodic report, and from time to time in the Company’s press releases and other investor communications. Fate Therapeutics is providing the information in this release as of this date and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Contact:
Christina Tartaglia
Stern Investor Relations, Inc.
212.362.1200
christina@sternir.com